Exhibit 5.1

[IRELL & MANELLA LLP LETTERHEAD]

September 24, 2003

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Suite 1800

Las Vegas, Nevada 89109

Re:	Public Offering of $135,000,000 Aggregate Principal Amount of 8.75%

Senior Subordinated Notes due 2013

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of $135,000,000 aggregate principal amount of its 8.75% Senior Subordinated Notes due 2013 (the “Notes”) pursuant to (a) a Registration Statement of Form S-3 (Registration No. 333-90426) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2002, as amended by Amendments No. 1 through 5 thereto (the “Registration Statement”), and (b) a prospectus dated October 21, 2002 and accompanying prospectus supplement dated September 19, 2003 (collectively, the “Prospectus”). The Notes will contain guarantees (the “Guarantees”) by Belterra Resort Indiana, LLC, a Nevada limited liability company; Biloxi Casino Corp., a Mississippi corporation; Boomtown, Inc. (“Boomtown”), a Delaware corporation; Casino Magic Corp., a Minnesota corporation; Casino One Corporation, a Mississippi corporation; Crystal Park Hotel and Casino Development Company, LLC, a California limited liability company (“Crystal Park”); HP/Compton, Inc., a California corporation (“HP/Compton”); Louisiana-I Gaming, a Louisiana Partnership in Commendam; Louisiana Gaming Enterprises, Inc., a Louisiana corporation; PNK (Bossier City), Inc., a Louisiana corporation; PNK (Lake Charles), LLC, a Louisiana limited liability company; and PNK (Reno), LLC, a Nevada limited liability company (collectively, the “Guarantors”). The Notes and the Guarantees, upon issuance, will be governed by an Indenture to be entered into as of September 25, 2003 among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture to be entered into as of September 25, 2003 (collectively, the “Indenture”). This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Pinnacle Entertainment, Inc.

September 24, 2003

In connection with this opinion, we have examined the Registration Statement and the Prospectus, the forms of the Indenture and Notes (including the Guarantees), and such other corporate proceedings, documents and matters as we have deemed necessary or appropriate as a basis for this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the absence of any undisclosed modifications, waivers or amendments to any agreements reviewed by us, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and factual representations of officers and other representatives of the Company, the Guarantors and others. Furthermore, insofar as the Company is receiving concurrently herewith opinions of Louisiana, Minnesota, Mississippi and Nevada counsel to the Guarantors organized in such states, we have assumed for purposes of this opinion that the Guarantees have been duly authorized by the Guarantors (other than Boomtown, Crystal Park and HP/Compton).

Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that the Notes have been duly authorized by the Company and the Guarantees have been duly authorized by Boomtown, Crystal Park and HP/Compton, and when the Notes and Guarantees are duly executed, issued and delivered by the Company and the Guarantors, respectively, and authenticated by the Trustee, all in accordance with the terms of the Indenture and the Prospectus, the Notes issued by the Company and the Guarantees issued by the Guarantors will be legally issued and the Notes and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws and court decisions, now or hereafter in effect, relating to or affecting creditors’ rights generally. In addition, the enforceability of the Notes and the Guarantees is or will be subject to the application of and may be limited by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Such principles of equity are of general application, and in applying such principles a court, among other things, might not allow a creditor to accelerate maturity of debt under certain circumstances including, without limitation, upon the occurrence of a default deemed immaterial or might decline to order the Company or the Guarantors to perform covenants. The enforcement of the Guarantees may be further limited by statutory provisions and case law providing certain rights and defenses to guarantors, including exoneration of guarantors from their obligations under certain circumstances.

We are members of the Bar of the States of New York and California and we express no opinion as to the effect of the laws of any jurisdiction other than those of the States of New York and California and the Delaware General Corporation Law.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated on or about September 24, 2003, which is incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the caption

Pinnacle Entertainment, Inc.

September 24, 2003

“Legal Matters” in the Prospectus. In giving such consents, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/    IRELL & MANELLA LLP

Irell & Manella LLP